Acushnet Holdings Corp. SC 13G/A

Exhibit 1

Joint Filing Agreement

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us, will be filed, on behalf of each of us.

Dated: February 14, 2024
Fila Holdings Corp.

	By:	/s/ Keun Chang Yoon

Name: Keun Chang Yoon
Title: Chief Executive Officer

Magnus Holdings Co., Ltd.

	By:	/s/ Ho Yeon Lee

Name: Ho Yeon Lee
Title: Chief Executive Officer